KPMG LLP

4200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 21, 2023, with respect to the financial statements and financial highlights of Davis Global Fund and Davis International Fund (each a series of Davis New York Venture Fund, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Minneapolis, Minnesota

February 28, 2024